Exhibit 99.1

Raytheon	Raytheon Company Media Relations 870 Winter Street Waltham, MA 02451 http://www.raytheon.com

News release

FOR IMMEDIATE RELEASE

Contact:

Steve Brecken

781.522.5127

RAYTHEON NAMES DAVID WAJSGRAS CHIEF FINANCIAL OFFICER

WALTHAM, Mass., (Feb. 22, 2006) – Raytheon Company (NYSE: RTN) has appointed David C. Wajsgras, 46, senior vice president and chief financial officer, effective March 13, 2006. Most recently, Wajsgras was executive vice president and chief financial officer for Lear Corporation (NYSE: LEA).

In his new position, Wajsgras will direct Raytheon’s overall financial strategy. His responsibilities will include financial reporting and controls, merger and acquisition activity, planning and analysis, investor relations, tax and treasury. He will report directly to Raytheon Chairman and Chief Executive Officer William H. Swanson.

“Raytheon will benefit from David’s deep financial expertise, as well as his extensive operational experience in driving solid business results through a ROIC (return on invested capital) focus,” said Swanson. “His strong leadership is well-known to the financial community. I’m pleased to welcome him to Raytheon.”

Wajsgras joined Lear in September 1999 as vice president – controller, responsible for all Lear’s accounting and financial reporting functions. He was promoted to senior vice president and CFO in January 2002 and executive vice president in August 2005. In addition to his financial responsibilities, Wajsgras had strategic and operational oversight of Lear’s Interior Systems Division.

Before joining Lear, Wajsgras was corporate controller for Engelhard Corporation in Iselin, N.J. He has also held various financial management positions with Honeywell International, Inc., in Morristown, N.J.

Wajsgras is a member of the 3Com (NASDAQ: COMS) board of directors and is chairman of its audit and finance committee.

Wajsgras earned a bachelor’s of science degree in accounting from the University of Maryland in College Park and a master’s of business administration degree in finance from the American University in Washington, D.C. He is a certified public accountant and a member of the Financial Executives Institute, the Corporate Executive Board and the Manufacturer’s Alliance/MAPI, an education and research organization.

Raytheon Company, with 2005 sales of $21.9 billion, is an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Waltham, Mass., Raytheon employs 80,000 people worldwide.

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